Exhibit 10.14

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Shareholders Agreement

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of March 7, 2003, by and among PixelPlus Co. Limited (the “Company”), a company incorporated under the laws of the Republic of Korea (“Korea”); the parties listed in Exhibit A hereof as existing shareholders of the Company (the “Existing Shareholders”), and the investors listed in Exhibit B hereof (collectively, the “Investors” and individually, an “Investor”). The Existing Shareholders and the Investors are sometimes collectively referred to as the “Shareholders” or individually referred to as the “Shareholder”.

RECITALS

WHEREAS, the Investors have agreed to subscribe from the Company, and the Company has agreed to issue to the Investors, 1,441,600 convertible, redeemable, voting preferred shares of the Company, with a par value of 500 Korean Won (“Won”) (the “Series A Preferred Shares”) pursuant to the terms and conditions set forth in the Series A Preferred Share Subscription Agreement dated as of March 7, 2003 by and among the Company, the Existing Shareholders and the Investors (the “Series A Subscription Agreement”);

WHEREAS, each of the Existing Shareholders owns the number of shares of the common stock, with a par value of 500 Won, of the Company set forth next to his/her/its name in Exhibit A hereto;

WHEREAS, the Shareholders collectively own one hundred percent (100%) of the total issued and outstanding shares of the Company on a Fully Diluted Basis (as defined below); and

WHEREAS, the parties desire to impose certain requirements as to the governance of the Company’s affairs and to restrict the manner and means by which the shares of capital stock of the Company may be issued, sold, or otherwise transferred.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Definitions. In this Agreement, capitalized terms have the following meanings:

“2003 Financial Year” means the financial period beginning on April 1, 2003 and ending on March 31, 2004.

“Adjusted Pro Rata Share” with respect to any holder of the Series A Preferred Shares, means the ratio of (a) the total number of Equity Securities on a Fully Diluted Basis held by that holder of the Series A Preferred Shares to (b) the total number of Equity Securities on a Fully Diluted Basis held by all holders of the Series A Preferred Shares.

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“ADSs” shall mean American Depositary Shares representing shares of the Company’s Common Shares.

“Affiliate” means, in respect of a person, any other person if it directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the other specified such (for the Investors, an “Affiliate” shall also include any other entity managed by the same fund manager). For the purposes of this definition, “control” means (a) the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of a corporation or (b) the ability, either directly or indirectly, to direct or cause the direction of or to influence the direction of that person or party or the management of that party or person, whether through ownership of voting securities or by contract or otherwise; and “person” shall mean an individual, corporation, limited liability company, partnership or other similar entity.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Approved Stock Exchange” means the KOSDAQ or any other stock exchanges as approved by the Investors.

“Arbitrator” has the meaning set forth in Section 22.3 of this Agreement.

“Articles of Incorporation” means the articles of incorporation of the Company, as amended from time to time.

“Board of Directors” means the board of directors of the Company.

“Board Meeting” means the Board of Directors’ meeting of the Company.

“Blue Sky” means the statutes of any state of the United States regulating the sale of corporate securities within that state.

“Business Plan” means the Company’s business plan provided to the Shareholders.

“Chief Executive Officer” means the chief executive officer of the Company.

“Chief Financial Officer” means the chief financial officer of the Company.

“Closing” has the meaning set forth in the Series A Subscription Agreement executed between the parties of this Agreement as of the date of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Share Equivalents” means, with respect to any Shareholder, the aggregate number of Common Shares owned by such Shareholder together with the number of Common Shares into or for which any Convertible Securities owned by such Shareholder shall be convertible

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“Common Shares” means the common shares of the Company, with par value of 500 Won per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Compensation Committee” means the sub-committee of the Board of Directors established and maintained by the Company in accordance with Section 2.6 of this Agreement.

“Convertible Securities” means (i) any rights, options or warrants to acquire Common Shares and (ii) any notes, debentures, preferred shares (including, without limitation, the Series A Preferred Shares) or other securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Common Shares.

“Co-Sale Exercise Amount” has the meaning set forth in Section 6.3(a) of this Agreement.

“Co-Sale Investor” has the meaning set forth in Section 6.3(a) of this Agreement.

“Co-Sale Notice” has the meaning set forth in Section 6.3(a) of this Agreement.

“Co-Sale Right” has the meaning set forth in Section 6.3(a) of this Agreement.

“Co-Sale Securities” has the meaning set forth in Section 6.3(a) of this Agreement.

“Damages” has the meaning set forth in Section 16.1 of this Agreement.

“Equity Securities” means Common Shares and Convertible Securities.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

“Existing Shareholder” means any of the existing shareholders listed in Exhibit A hereto, inclusive of the Management Shareholders and Key Employees.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

“Fully Diluted Basis” means, when used with respect to issued and outstanding share capital of the Company, the total number of all Common Shares which are or would be issued and outstanding assuming the full exercise, conversion or exchange of all issued and outstanding Equity Securities of the Company.

“GAAP” means the generally accepted accounting principles in Korea.

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“HKIAC” has the meaning set forth in Section 22.3 of this Agreement.

“Holder” means any holder of outstanding Registrable Securities which have not been sold to the public, but only if that holder is one of the Investors or an assignee or transferee of registration rights as permitted by Section 18 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 20.1 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 20.1 of this Agreement

“Initiating Holders” means Holders who in the aggregate hold at least twenty five percent (25%) of the Registrable Securities.

“Investors” has the meaning set forth in the preamble to this Agreement.

“Issuance Notice” has the meaning set forth in Section 5.2 of this Agreement.

“JAFCO” means JAFCO Asia Technology Private Limited, an Investor as listed in Exhibit B hereto.

“Key Employees” means (i) Sung-Su Lee residing at Songgang Green Apt. 311-102, Songgang-Dong Yusung-Ku, Dae Joen, Korea with the residence registration number of 701104-1783012, (ii) Hang-Ku Kim residing at Banpo Jugong Apt. 6-402, Banpo Bon-Dong Seocho-Ku, Seoul, Korea with the residence registration number of 700625-1676317, (iii) Dae-Sung Min residing at Ssangyong Apt. 245-1803, Youngtong-Dong Paldal Ku, Suwon, Korea with the residence registration number of 691013-1478510, (iv) Yong-Duck Seo residing at 192-36, Jungreung 1-Dong Sungbuk-Ku, Seoul, Korea with the residence registration number of 720814-1030023, and (v) Jung-Soon Shin residing at Jinheung Apt. 2-404, 298-1 Gil-Dong Gangdong-Ku, Seoul, Korea with the residence registration number of 731007-1024821.

“Korea” has the meaning set forth in the preamble to this Agreement.

“Loss” has the meaning set forth in Section 20.1 of this Agreement.

“Maximum Co-Sale Amount” has the meaning set forth in Section 6.3(a) of this Agreement.

“Material Adverse Effect” means any change, event, condition, occurrence or effect that is or may constitute a material adverse change to the general affairs, business, operations, assets, liabilities, cash flows, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, whether taken as a whole or otherwise, or a material impairment of the ability of the Company or any Shareholder to perform their respective obligations hereunder.

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“Management Shareholders” mean (i) Seo Kyu Lee residing at SK 1st Apt. 3-1510, 163 Ingae- Dong Paldal-Ku, Suwon, Korea with the residence registration number of 591004-1117225, and (ii) Euy Heon Baek residing at Hanyang Apt. 101-1007, 1188 Kwonsun-Dong Kwonsun-Ku, Suwon, Korea with the residence registration number of 641116-1229310.

“New Securities” means any share of the Company, whether authorized or not, and any rights, options, or warrants to purchase share of the Company, and securities of any type whatsoever that are, or may become, convertible into shares of the Company. “New Securities” does not include: (a) Series A Preferred Shares issued or issuable pursuant to the Series A Subscription Agreement; (b) Common Shares issuable upon conversion of the Series A Preferred Shares; (c) securities offered to the public pursuant to a Registration Statement; (d) up to a maximum number of 1,000,000 shares issued or issuable to the Company’s employees, consultants, and advisors pursuant to a plan or arrangement approved by the Board of Directors; and (e) shares issued without consideration pursuant to a bonus issue, subdivision, or similar transaction.

“Net Revenue” means the gross revenue for the 2003 Financial Year, less any discounts, rebates, returns or allowances granted to customers, at the weighted average KRW/$ exchange rate calculated based on the exchange rate at the last working day of each calendar month during the 2003 Financial Year, as determined by a “big 4” accounting firm selected and appointed by the Company pursuant to Section 2.9 hereof.

“Observer” has the meaning set forth in Section 2.3 of this Agreement.

“Offered Securities” has the meaning set forth in Section 6.2 of this Agreement.

“Participating Shareholders” shall have the meaning set forth in Section 5.2 of this Agreement.

“Preference Share Terms” has the meaning set forth in the Series A Subscription Agreement.

“Prior Disposition Right” has the meaning set forth in Section 6.3(b) of this Agreement.

“Prohibited Transfer” has the meaning set forth in Section 6.6 of this Agreement.

“Pro Rata Share” with respect to any Shareholder, means the ratio of (a) the total number of Equity Securities on a Fully Diluted Basis held by that Shareholder to (b) the total number of Equity Securities on a Fully Diluted Basis outstanding at the time the determination is made.

“Qualified IPO” means an underwritten initial public offering of Common Shares on the Approved Stock Exchange.

“Redemption Shares” has the meaning set forth in Section 7.4(b) of this Agreement.

“Register,” “Registered,” and “Registration” means a registration effected by preparing and filing a registration statement in compliance with the Securities Act or the Exchange Act or by a comparable process pursuant to other application laws or regulations in connection with a registration in a jurisdiction other than the United States (a “Registration Statement”), and the declaration or ordering of the effectiveness of that Registration Statement.

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“Registrable Securities” means (a) all Common Shares or ADSs issuable or issued upon the conversion of any Series A Preferred Shares, (b) any Common Shares or ADSs issued or issuable with respect to the securities referred to in clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalisation, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or repurchased by the Company. For purposes of this Agreement, a person shall be deemed to be the holder of Registrable Securities, and the Registrable Securities shall be deemed to be outstanding and in existence, whenever such person has the right to acquire such Registrable Securities whether or not such acquisition has actually been effected, and such person shall be entitled to exercise the rights of a holder of such Registrable Securities hereunder.

“Registration Expenses” means all expenses incurred by the Company in complying with Sections 9, 10 and 11 of this Agreement, including, without limitation, all federal and state Registration, qualification, and filing fees, printing expenses, fees and disbursements of counsel for the Company and one special counsel for all Holders (if different from counsel to the Company), Blue Sky fees and expenses, and the expense of any special audits incidental to or required by any Registration, excluding Selling Expenses.

“Representative Director” means the representative director of the Company.

“Right of First Refusal” has the meaning set forth in Section 6.2 of this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

“Series A Preferred Shares” has the meaning set forth in the recitals of this Agreement.

“Series A Subscription Agreement” has the meaning set forth in the recitals of this Agreement.

“Shares” means shares of any class in the authorized share capital of the Company and including, without limitation, the Series A Preferred Shares and the Common Shares of the Company.

“Shareholders” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means any corporation, partnership, or other entity, more than fifty percent (50%) of whose equity interests in the aggregate is owned, directly and/or indirectly, by the Company.

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“TG Ventures” means Information and Telecommunication Investment MIC 2001-4 TG Ventures Partnership, an Investor as listed in Exhibit B hereto.

“Transfer” or “Transferring” (or any correlative term) means a sale, assignment, pledge, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of law of, creation of a security interest in, or lien on, or any other encumbering or disposal (directly or indirectly and whether or not voluntary), and shall include any transfer by will or intestate succession.

“Transferring Existing Shareholder” has the meaning set forth in Section 6.3(a) of this Agreement.

“Transfer Notice” has the meaning set forth in Section 6.2 of this Agreement.

“UNCITRAL” has the meaning set forth in Section 22.3 of this Agreement.

“Underwriter’s Representative” has the meaning set forth in Section 9.5(c) of this Agreement.

Any capitalized term used but not defined herein shall have the meaning attributable to such terms in the Series A Subscription Agreement.

2. Board of Directors and Investors’ Right in Personnel.

2.1 Composition. The Articles of Incorporation shall provide for the Board of Directors of six (6) directors or less at the Closing. Any change in the size of the Board of Directors shall be made by the amendment of the Articles of Incorporation and with the consent of Investors. For so long as JAFCO holds 3% of the total issued share capital and TG Ventures holds 2% of the total issued share capital, each of JAFCO and TG Ventures shall be entitled to nominate one representative to be elected as a director to the Board of Directors, and the Management Shareholders shall be entitled to nominate three (3) directors of the Board of Directors. Without limiting the generality of the foregoing, in the event that the Company’s actual audited Net Revenue for the 2003 Financial Year does not exceed the amount in Won equivalent to US$10,000,000, JAFCO shall be entitled to nominate one (1) additional representative to be elected as a director to the Board of Directors such that JAFCO shall be entitled to nominate two (2) representatives to the Board of Directors in the aggregate. Upon request of the Investor for election of its representative(s) to the Board of Directors, the Company and the Shareholders shall take, or cause to be taken, all actions necessary to cause the representative nominated by such Investor to be elected to the Board of Directors.

2.2 Removal and Replacement. Right of nomination pursuant to Section 2.1 shall include a right to request the appointment and/or removal of such Directors, and (for the avoidance of doubt) each of the Shareholders shall exercise its rights as a shareholder in the Company to procure the appointment or removal, as the case may be, of any Director whose appointment or removal, as the case may be, is requested by such Investor or the Management Shareholders in accordance with Section 2.1 hereof.

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2.3 Observers. For so long as JAFCO holds any Shares, the Company shall permit a representative of JAFCO to attend all Board Meetings in a non-voting, observer capacity (the “Observer”), irrespective of whether JAFCO nominates director(s) to the Board of Directors pursuant to Section 2.1.

2.4 Board Meeting Notice. For so long as JAFCO holds 3% of the total issued share capital and TG Ventures holds 2% of the total issued share capital, the Company shall provide to each of the Investors notice of a Board Meeting and a copy of all materials provided to members of the Board of Directors at least fourteen (14) days prior to such Board Meeting, and minutes of such Board Meeting within fourteen (14) days after such Board Meeting.

2.5 Indemnification of Directors and Officers. The Company shall obtain and maintain the insurances of such amount to be determined by the Investors to protect its directors and officers against all and any liabilities in connection with, or arising out of their performance of, duties required hereunder or under the Articles of Incorporation or applicable laws. To the extent that the foregoing insurances do not adequately and sufficiently cover any and all liability of the directors nominated by the Investors, the Company shall indemnify and hold each director nominated by the Investors harmless from and against any and all liability that such director may suffer or incur as a result of or in his or her capacity as a director of the Company.

2.6 Compensation Committee. The Company shall maintain the Compensation Committee as a sub-committee of the Board of Directors, which will review and approve the compensation scheme for the employees, officers and directors of the Company proposed by the Representative Director in accordance with the Articles of Incorporation and by-laws of the Company that regulate the Board Meeting. A director nominated by JAFCO shall be a member of the Compensation Committee, and shall review and approve the compensation scheme. The Company shall maintain an audit committee (not an audit committee under the Commercial Code of Korea), and a director nominated by JAFCO shall become a member of such audit committee.

2.7 Video and Audio Board Meeting. The Company shall be able to convene its Board Meeting to be held through a means of instantaneous communication device (video and audio simultaneously), without the directors’ being physically present at said meeting. In such event, any of the directors who has chosen to participate in the meeting in the aforementioned manner is deemed to be present at the meeting of the Board of Directors in person.

2.8 Chief Financial Officer. The Company and the Shareholders agree and acknowledge that the appointment of the Chief Financial Officer shall be subject to a veto power of the Investors. In the event that the Investors does not approve the appointment of the Chief Financial Officer, the Company shall, and the Shareholders shall cause the Company to, search for an appropriate individual as a candidate to the position of a financial controller of the Company and/or the Chief Financial Officer, who shall be appointed as a financial controller of the Company or the Chief Financial Officer subject to the approval of the Investors. The Company shall search for another individual as a candidate to the position of a senior overseas sales and marketing manager of the Company immediately upon the execution of this Agreement.

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2.9 Appointment of Accounting Firm. The Company shall select and appoint a “Big 4” accounting firm acceptable to the Investors as its external auditor as soon as possible after the date of the Closing.

3.	Information Rights

3.1 Inspection. The Company shall permit the Investors, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records and books, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested. The Investors’ inspection rights hereunder other than the rights that are granted under relevant laws shall terminate upon the completion of a Qualified IPO.

3.2 Financial Statements and Other Information.

(a) The Company shall deliver as soon as available to the Investors:

(i) within two (2) weeks from the receipt thereof, but no later than 105 (one hundred five) days after the end of each fiscal year of the Company, audited consolidated annual financial statements of the Company and its Subsidiaries as at the end of such year including, but not limited to, a consolidated balance sheet and consolidated statements of income and of cash flows of the Company and its Subsidiaries for such year, certified by a “big 4” accounting firm selected by the Company pursuant to Section 2.9, and prepared in accordance with GAAP;

(ii) within 60 days after the end of each fiscal year of the Company, unaudited consolidated annual financial statements of the Company and its Subsidiaries as at the end of such year including, but not limited to, a consolidated balance sheet and unaudited consolidated statements of income and of cash flows of the Company and its Subsidiaries for such year;

(iii) within 45 days after the end of each fiscal quarter of the Company, unaudited consolidated annual financial statements of the Company and its Subsidiaries as at the end of such quarter including, but not limited to, a balance sheet and unaudited consolidated statements of income and of cash flows of the Company and its Subsidiaries for such quarter;

(iv) within 30 days after the end of each month, unaudited consolidated monthly financial statements of the Company and its Subsidiaries and a summary of the Company’s and its Subsidiaries’ business development as at the end of such month including, but not limited to, a consolidated balance sheet and unaudited consolidated statements of income and of cash flows of the Company and its Subsidiaries for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company’s and its Subsidiaries’ projected financial statements for the corresponding periods for the current fiscal year;

(v) as soon as available, but in any event at least 30 days prior to the end of each fiscal year in respect of the following fiscal year, an annual consolidated budget and business plan and projected financial statements for the following fiscal year;

(vi) with reasonable promptness, such other notices, information and data with respect to the Company as the Company delivers to the holders of its Common Shares in their capacities as shareholders;

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(vii) promptly upon the completion of the annual audit of the Company’s financial statements for each fiscal year and in any event within 105 (one hundred five) days after the end of each fiscal year of the Company, a written statement of the Representative Director that he or she has no knowledge of any Material Adverse Effect since the end of such fiscal year or, if he or she has such knowledge, describing the Material Adverse Effect in reasonable detail, with a statement of the Company’s action with respect to it that has been taken or is proposed;

(viii) list of documents/reports filed with the relevant government authorities for the operation of the Company’s business; and

(ix) such other information and documents as reasonably requested by the Investors.

(b) The Investors’ rights to receive financial statements and other information under Section 3.2(a) other than the rights that are granted under relevant laws shall terminate upon the completion of a Qualified IPO.

4. Covenants of the Company and/or the Existing Shareholders.

4.1 Merger/Consolidation and Sale of Assets. In case of a sale of all or substantially all the Company’s assets, upon the request of the holders of the Series A Preferred Shares, the Company shall, and each of the Existing Shareholders shall cause the Company to, be liquidated immediately upon such sale of the Company’s assets, and for the avoidance of doubt, such holders of the Series A Preferred Shares shall be entitled to the liquidation preference provided in Article 9(2) of the Articles of Incorporation. In case of a merger or consolidation of the Company in which its Shareholders do not retain a majority of the voting power in the surviving corporation, the Company shall, and each of the Existing Shareholders shall cause the Company to, permit the holders of the Series A Preferred Shares to participate in such merger or consolidation.

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4.2 Covenants of Dr. Seo Kyu Lee to the Investors. Dr. Seo Kyu Lee as a Management Shareholder and the Chief Executive Officer confirms, undertakes and covenants that:

(a) Dr. Seo Kyu Lee shall be the single largest shareholder of the Company at all times from the date hereof;

(b) Dr. Seo Kyu Lee shall not sell, transfer, or otherwise dispose of any of his Shares prior to the first anniversary of the completion date of a Qualified IPO without the written consent of the Investors, and may sell, transfer, or otherwise dispose of his Shares up to 5% of his shareholding per month for a period of twelve months after the first anniversary of the completion date of a Qualified IPO;

(c) Dr. Seo Kyu Lee shall beneficially own and maintain, directly or indirectly, at least 20.84% of the issued and paid up capital of the Company at all times from the date hereof;

(d) If Dr. Seo Kyu Lee’s equity ownership in the Company falls below the JAFCO’s equity ownership in the Company at any time after the date hereof (taking into consideration the then applicable conversion price as determined in accordance with the Articles of Incorporation and the Preference Share Terms), Dr. Seo Kyu Lee shall (i) subscribe for new Shares from the Company at the then current fair market value, or (ii) purchase any Shares from any third party, to the extent exceeding the JAFCO’s equity ownership in the Company by using the loans advanced by the Company pursuant to Section 4.3(a) or otherwise; provided, however, that Dr. Seo Kyu Lee shall repay the loans to the Company within one (1) year from the date of loans, or, if the Company provides him with an additional one year extension, within two (2) years thereof, as the case may be.

4.3 Covenant of the Company to the Investors.

(a) In the event that Dr. Seo Kyu Lee’s equity ownership in the Company falls below the JAFCO’s equity ownership in the Company at any time from the date hereof (taking into consideration the then applicable conversion price as determined in accordance with the Articles of Incorporation and the Preference Share Terms), the Company shall, at the request of JAFCO, advance loans to Dr. Seo Kyu Lee for (i) his subscription of new Shares from the Company at the then current fair market value or (ii) his purchase of any Shares from any third party, to the extent exceeding JAFCO’s equity ownership in the Company.

(b) Immediately upon the execution of this Agreement, the Company shall reserve, allocate, and grant to its employees additional stock options to purchase approximately 390,191 Common Shares at par value by the resolution adopted at the Compensation Committee.

(c) In case that the Company advances loans to Dr. Seo Kyu Lee at the request of JAFCO pursuant to Section 4.3(a), the original repayment date shall be one year from the date of such loan. Notwithstanding the foregoing, the Company shall provide Dr. Seo Kyu Lee with an additional one year extension for the repayment at the request of JAFCO.

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4.4 Covenant of the Management Shareholders and Key Employees. Each of the Management Shareholders and Key Employees undertakes and agrees with the Company and the Investors that so long as he/she owns (whether directly or indirectly) any Share of the Company (including Convertible Securities), he/she shall faithfully, industriously, and to the best of his/her ability, experience and talents, devote his full-time attention to serve in the best interests of the Company.

4.5 Negative Covenants. For so long as JAFCO holds 3% of the total issued share capital and TG Ventures holds 2% of the total issued share capital, the Company shall not, and each of the Existing Shareholders shall procure that the Company and any Subsidiary shall not, take any of the following actions without the prior written consent of the Investors:

(a) discontinuance of conducting or carrying on the business of the Company and/or any of its Subsidiary substantially as now conducted or, in the case of a Subsidiary, as conducted at the time it became a Subsidiary of the Company or any action to change any part of its business activities;

(b) sale or disposition of all or a substantial part of the undertaking goodwill or the assets of the Company and/or any Subsidiary;

(c) increase, reduction or cancellation of the authorized or issued shares of the Company and/or any Subsidiary or issuance, allotment, purchase or redemption of any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants, or grant or issuance of any options rights or warrants which may require the issue of shares in the future or may have the effect of diluting or reducing the effective shareholding of the Investors;

(d) the declaration or payment of a dividend (interim or annual) to the shareholders, or capitalization of reserves or otherwise;

(e) amendment of the Company’s Articles of Incorporation;

(f) appointment of, or settlement of the terms of appointment of, any managing director, representative director, general manager, chairman, financial controller or other key manager(s);

(g) settlement or alteration of the terms of any bonus or profit sharing scheme or any employee share option or share participation schemes;

(h) adoption of the annual accounts or budgets of the Company and/or any Subsidiary, amendment to the accounting policies previously adopted, or change of the financial year;

(i) investment or commitment in excess of US$300,000 (or its equivalent in other currency or currencies) at any time in respect of any single transaction or in excess of 10% of the annual budget plan at any time in a series of related transactions in any fiscal year of the Company and/or any Subsidiary;

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(j) any action to borrow, raise or guarantee any amount which will at any time result in a debt to equity ratio of more than 1, or any amount in excess of US$300,000 (or its equivalent in other currency or currencies) at any time in respect of any single transaction or in excess of US$600,000 (or its equivalent in other currency or currencies) in the aggregate at any time in a series of transactions in any financial year of the Company and/or any Subsidiary;

(k) any action to create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights of the Company and/or any Subsidiary except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$300,000 (or its equivalent in other currency or currencies);

(l) appointment or change of the auditors of the Company and/or any Subsidiary;

(m) increase or decrease in the authorized size of the Board of Directors or the appointment of any director in excess of the maximum of five (5) directors appointed by the Management Shareholders and Investors pursuant to Section 2.1, save where such director is an additional director appointed by JAFCO pursuant to Section 2.1;

(n) any action to sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or any other intellectual property owned by the Company and/or any Subsidiary;

(o) adoption of any resolution for the winding up of the Company and /or any Subsidiary or undertaking of any merger, reconstruction or liquidation exercise concerning the Company and/or any Subsidiary or application for the appointment of a receiver, manager or judicial manager or like officer;

(p) any alteration or amendment to the constitutional document of the Company or any of its Subsidiaries;

(q) approval of, or adjustments or modifications to, the terms of transactions involving the interest of any director or shareholder of the Company and/or its Subsidiaries (after the completion of the Qualified IPO, a “shareholder” in this Section 4.5(q) shall mean a shareholder of the Company who owns 1% or more Shares), including but not limited to, the extension of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with, any indebtedness of liabilities of any director or shareholder of the Company and/or its Subsidiaries;

(r) acquisition of any share capital or other securities of any corporate entities or the establishment of any brands;

(s) disposition or dilution of the Company’s interest, directly or indirectly, in any of its Subsidiaries;

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(t) approval of any transfer of Shares in the Company or any of its Subsidiaries;

(u) execution of any abnormal or unusual contract or contract outside the ordinary course of business of the Company and/or any Subsidiary; and

(v) listing of any securities on any stock exchange, including the terms of the listing and the identity of the manager/arranger of the initial public offering.

4.6 Notice and Consent. For the purpose of Section 4.5, the Company shall give notice thereof to the Investors at least four (4) weeks prior to the proposed actions or changes. Upon receipt of such proposal from the Company, the Investors shall have four (4) weeks from the date of receipt of such notice to respond to the proposal.

5. Right of Participation.

5.1 Right of Participation with Respect to New Securities. Pursuant to the Articles of Incorporation and the applicable law, the Company grants to each of the Investors the right of participation to purchase its Pro Rata Share of New Securities which the Company, from time to time, proposes to sell and issue (after obtaining the requisite approval of the Investors pursuant to Section 4.5). The Investors may purchase New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities.

5.2 Notice. In the event that the Company proposes to issue New Securities (after obtaining the requisite approval of the Investors pursuant to Section 4.5), it shall give each shareholder of the Company, including the holders of the Series A Preferred Shares, a written notice (the “Issuance Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, the number of New Securities to which each shareholder of the Company is entitled to under Section 5.1, and a statement that each shareholder of the Company shall have 30 days to respond to the Issuance Notice. Each shareholder of the Company shall have 30 days from the date of receipt of the Issuance Notice to agree to purchase its Pro Rata Share of the New Securities (to the extent permissible by applicable law) for the price and upon the terms specified in the Issuance Notice by (a) giving written notice to the Company, and (b) forwarding payment for its Pro Rata Share of New Securities to the Company if immediate payment is required by the terms of the Issuance Notice. If any shareholder of the Company elects not to purchase all of the Pro Rata Share of the New Securities it is entitled to, or otherwise fails to give notice of its intention to exercise such right pursuant to this Section 5.2, then the Company shall, within five (5) days after such period, give each shareholder of the Company written notice stating: (i) the amount of New Securities elected to be purchased by all Participating Shareholders (as defined below), (ii) the purchasers thereof who are shareholders of the Company (each a “Participating Shareholder”), (iii) the amount of New Securities elected to be purchased by each such Participating Shareholder, and (iv) the number of New Securities still available for purchase. Each Participating Shareholder who intends to purchase additional amount of New Securities at the price and under the terms and condition specified in the Issuance Notice shall, within ten (10) days thereafter, give written notice to the Company stating the number of New Securities it intends to purchase.

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5.3 Sale of New Securities. In the event the number of New Securities to be subscribed for by the shareholders of the Company under this Section 5, including any additional number of New Securities to be oversubscribed for, falls short of the number of New Securities the Company proposed to issue, then the Company may, within sixty (60) days from the end of the 30-day period or 45-day period, as the case may be, sell, or enter into a share subscription agreement with third parties in relation to, any remaining New Securities at a price and under the terms and conditions same as or not more favorable to the third parties than those in the Issuance Notice. Any new agreement as may be executed by the Company shall close the sale of New Securities covered by the Issuance Notice, if at all, within thirty (30) days from the date of such new agreement. If the Company fails to sell, or enter into a share subscription agreement in relation to, the New Securities within such sixty (60) day period or if such agreement is not consummated within thirty (30) days from the date of the agreement, as the case may be, the Company may not thereafter issue or sell any New Securities without first offering the New Securities to the shareholders of the Company in the manner provided in this Section 5.

5.4 No Duty in Violation of Laws. Notwithstanding the foregoing, the Company shall not be required to offer or sell such New Securities to any shareholder of the Company if such sale or offer would violate applicable securities law.

6. Right of First Refusal; Co-Sale Right; Prior Disposition Right.

6.1 Prohibition and Exception. Any of the Existing Shareholders shall not directly or indirectly Transfer any Equity Securities held directly or indirectly by him from the date of this Agreement (inclusive) until the completion date of a Qualified IPO (inclusive), except as permitted under or in compliance with this Section 6 and the Articles of Incorporation. Notwithstanding anything stated in this Agreement to the contrary, each of the Management Shareholders and Key Employees shall not, directly or indirectly, Transfer all or any portion of his Equity Securities unless such transfer has received the prior written consent from the Investors and has complied with the provisions of this Section 6.

6.2 Right of First Refusal. If any of the Existing Shareholders intends to Transfer its Equity Securities in accordance with Section 6, then the Investors shall have the right of first refusal (the “Right of First Refusal”) to purchase all of such Equity Securities proposed to be sold (the “Offered Securities”). In such event, such Existing Shareholder shall give a written notice (the “Transfer Notice”) to the Investors describing in full detail the proposed transfer, including the number of the Offered Securities, the proposed transfer price, the name and address of the proposed transferee. Each of the Investors shall then have the right to purchase its Adjusted Pro Rata Share of the Offered Securities at a per share price as may be specified in the Transfer Notice, by delivery of a notice of the exercise of its Right of First Refusal within thirty (30) days after the date of the receipt of the Transfer Notice. To the extent the Investors exercise their respective Right of First Refusal in accordance with this Section 6, the number of the Offered Securities that he may sell to the proposed transferee shall be correspondingly reduced.

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6.3 Co-Sale Right and Prior Disposition Right.

Disposition Right, no Existing Shareholder shall participate in a sale of its Equity Securities unless the prospective purchaser has purchased all of the Equity Securities proposed to be sold by such Investor(s) pursuant to its or their exercise of the Prior Disposition Right up to the maximum number of Equity Securities that such prospective purchaser has indicated that it wishes to purchase.

(c) Delivery of Certificates. The Investors that have elected to exercise their Co-Sale Right or Prior Disposition Right shall effect their participation in the sale or their sale by promptly delivering to the prospective purchaser on the applicable closing date the certificates, properly endorsed for transfer, that represent the type and number of Equity Securities that the Investors have elected to sell.

(d) Sales Proceeds in case of Co-Sale Right. In case that any Investor exercise its Co-Sale Right, concurrently with the share certificate or certificates that the Investor delivers to the prospective purchaser upon consummation of the sale of the shares pursuant to the terms and conditions specified in the Transfer Notice, such Existing Shareholder shall remit or cause the purchaser to remit to each relevant Investor the portion of the sale proceeds that corresponds to the portion of the shares such Investor sold, upon which the Company shall amend the register of shareholders to evidence such transfer. If any of the foregoing actions is not performed, no sales shall take place and all certificates delivered shall be returned. To the extent that any prospective purchaser prohibits assignment or otherwise refuses to purchase the shares or other securities from the Investors, such Existing Shareholder may not sell to the prospective purchaser any shares, unless simultaneously with the sale, such Existing Shareholder purchases such shares or other securities from the Investors.

6.4 Sale by the Existing Shareholders. If none of the Investors exercises the Right of First Refusal, the Co-Sale Right, or the Prior Disposition Right with respect to the sale of the shares under the Transfer Notice, an Existing Shareholder may, within sixty (60) days following delivery to the Investors of the Transfer Notice, conclude the transfer of all of the shares covered by the Transfer Notice on terms and conditions not more favorable to the transferee than those described in the Transfer Notice. Any proposed transfer on terms and conditions more favorable to the transferee than those described in the Transfer Notice, as well as any subsequent proposed transfer of any shares by such Existing Shareholder, shall again be subject to the Right of First Refusal, Co-Sale Right, and Prior Disposition Right of the Investors and shall require compliance by such Existing Shareholder with the procedures described in this Section 6.

6.5 No Adverse Effect. The exercise or non-exercise of the Right of First Refusal, the Co-Sale Right or the Prior Disposition Right by the Investors shall not adversely affect their respective rights to participate in subsequent transfer of shares by an Existing Shareholder under this Section 6.

6.6 Prohibited Transfer. In the event that any Existing Shareholder sells any of its Equity Securities in contravention of the Right of First Refusal, the Co-Sale Right or the Prior Disposition Right of this Section 6 (a “Prohibited Transfer”), the Company shall take necessary steps to nullify and invalidate such transfer, and the Company shall not recognize such transfer and will not effect the transfer on the Company’s register of shareholders to the extent permitted under applicable laws.

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7. Conversion and Redemption of Series A Preferred Shares.

7.1 Obligation to Convert. Each of the holders of the Series A Preferred Shares shall convert any unconverted Series A Preferred Shares held by such holder into Common Shares at the then effective and applicable conversion price, as determined in accordance with the Articles of Incorporation and the Preference Share Terms, prior to making an application for a Qualified IPO.

7.2 Conversion Procedure. In the event that the holders of the Series A Preferred Shares is obliged to convert their Series A Preferred Shares into Common Shares pursuant to Section 7.1, such holders shall surrender and deliver the certificate or certificates therefor, duly endorsed, at the Company’s office. The Company shall, as soon as practicable after such delivery, issue and deliver at such office to such holders of the Series A Preferred Shares, a certificate or certificates for the number of Common Shares to which such holders shall be entitled as aforesaid.

7.3 Fractional Common Shares from Conversion. In the event that the conversion of the Series A Preferred Shares by the holders thereof into Common Shares pursuant to Section 7.1 results in any fractional Common Shares, no fractional Common Shares shall be issued upon conversion of the Series A Preferred Share.

7.4 Right to Redemption.

(a) The holders of Series A Preferred Shares may require the Company to redeem all or part of the outstanding Series A Preferred Shares in accordance with the Articles of Incorporation, the Preference Share Terms and the relevant laws; provided, however, that for a period of forty (40) months from the issuance date of the Series A Preferred Shares, the holders of Series A Preferred Shares undertakes not to require the Company to redeem all or part of the outstanding Series A Preferred Shares unless, and may only exercise such redemption right if, (i) the Company or any of the Management Shareholders fails to comply with any provision of the Series A Subscription Agreement, this Agreement or any other related documents or agreements thereto, (ii) the Company or any of the Management Shareholders is in violation of the Commercial Code of the Securities Exchange Act of Korea and such violation has Material Adverse Effect, (iii) the Company or any of its Subsidiaries is or any of the Management Shareholders is (or is, or could be, deemed by law or a court to be) insolvent, bankrupt or unable to pay its or his debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its or his indebtedness, begins negotiations or takes any other step with a view to the deferment, rescheduling or other readjustment of all or a material part of (or of a particular type of) its or his indebtedness (or of any part which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of (or of a particular type of) the indebtedness of the Company or any of its Subsidiaries or any of the Management Shareholders, (iv) any event occurs or circumstances arise which gives the holders of the Series A Preferred Shares reasonable grounds for believing that the Company or any of the Existing Shareholders may not (or may be unable to) perform or comply with any one or more of its/his obligations under the Transaction Documents, or (v) the Company or any of its Subsidiaries stops or threatens to cease to carry on the whole or any substantial part of its business or (otherwise than in the ordinary course of its business) disposes or threatens to dispose of the whole or any substantial part of its property, assets or revenues.

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(b) If, on the Redemption Date (as defined in the Preference Share Terms), the number of Series A Preferred Shares that may then be legally redeemed by the Company is less than the total number of the Series A Preferred Shares requested to be redeemed (“Redemption Shares”), then, subject to the applicable law, at the option of the holders of the Series A Preferred Shares, (a) the Company shall undergo capital reduction procedure, whereupon the holders of the Series A Preferred Shares shall be entitled to be paid the Redemption Price (as defined in the Preference Share Terms) to the extent permitted under applicable law, or (b) the Company shall be liquidated immediately. In the event that the Company undergoes capital reduction procedure or is liquidated pursuant to this Section 7.4(b), the Existing Shareholders shall cooperate fully with the Company in approving such capital reduction or liquidation.

8. Termination. Subject to Section 22.9 hereof, Sections 5 and 6 shall be terminated and of no further effect upon the completion of a Qualified IPO.

9. Demand Registration.

9.1 Initial Public Offering. The Company and the Shareholders currently contemplate making an initial public offering of its securities in the United States in due course. The registration rights of Holders set forth in Sections 9 and 10 and other related matters set forth in Sections 11 through 17 relate primarily to Registration of securities in the United Sates. In the event that the Company makes an initial public offering of its securities in a jurisdiction other than the United States, the Shareholders agree that the Company shall not be required to Register the Registrable Securities under the Securities Act or the Exchange Act if it provides instead comparable Registration rights, if applicable, in the jurisdiction in which it makes the initial public offering.

9.2 Request for Registration on Form Other Than Form F-3 and S-3. Subject to the terms of this Agreement, in the event that the Company receives from the Initiating Holders at any time six (6) months after the closing of the Company’s initial public offering of Common Shares under a Registration Statement a written request that the Company effect a Registration with respect to all or part of the Registrable Securities on a form other than Form F-3 and S-3 for an offering of at least 20% of the then outstanding Registrable Securities (or any lesser percent if the aggregate offering price to the public, excluding Selling Expenses, is reasonably anticipated to exceed US$10,000,000), the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its best efforts to effect the Registration of the Registrable Securities specified in the request, together with any Registrable Securities of any other Holders who requested to be included in the Registration in a written request delivered within 20 days after the written notice from the Company. The Company shall not be required to

(a) Co-Sale Right. If any of the Existing Shareholders (the “Transferring Existing Shareholder”) proposes to Transfer the Offered Securities less such Equities Securities purchased by the Investors pursuant to the Right of First Refusal (the “Co-Sale Securities”), then each of the Investors that has elected not to exercise the Right of First Refusal (a “Co-Sale Investor”) shall have the right (the “Co-Sale Right”) to participate in the sale on the same terms and conditions as such Existing Shareholder up to the Maximum Co-Sale Amount (as defined below).

A Co-Sale Investor’s “Maximum Co-Sale Amount” is equal to the product obtainable by multiplying (x) the aggregate number of Co-Sale Securities by, (y) a fraction, the numerator of which is the number of Common Share Equivalents owned by such Co-Sale Investor on the date of the Transfer Notice and the denominator of which is the total number of Common Share Equivalents owned by the Transferring Existing Shareholder and all the Co-Sale Investors on the date of the Transfer Notice.

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The Co-Sale Investor who intends to exercise the Co-Sale Right shall deliver the written notice thereof (“Co-Sale Notice”) to such Transferring Existing Shareholder within twenty (20) days after the receipt of the Transfer Notice, indicating the number and class of the Co-Sale Securities such Co-Sale Investor wishes to sell under its Co-Sale Right (the “Co-Sale Exercise Amount”). The Co-Sale Exercise Amount may be more or less than the Maximum Co-Sale Amount.

Any balance obtained by subtracting (x) the aggregate number of Co-Sale Securities specified in the respective Co-Sale Notices of all the Co-Sale Investors who each specified in its Co-Sale Notice a Co-Sale Exercise Amount which is less than its Maximum Co-Sale Amount, from (y) the aggregate of the Maximum Co-Sale Amounts of all such Co-Sale Investors, shall be allocated among all the Co-Sale Investors whose Co-Sale Exercise Amounts have not yet been satisfied, on a pro rata basis (with rounding to avoid fractional shares); provided, however, that, in no event shall a Co-Sale Investor be required to sell more Shares pursuant to this Section 6.3(a) than the Co-Sale Exercise Amount specified by such Co-Sale Investor in its Co-Sale Notice.

To the extent the Co-Sale Investors exercise their Co-Sale Right in accordance with this Section 6.3, the number of Equity Securities that such Transferring Existing Shareholder may sell shall be correspondingly reduced.

(b) Prior Disposition Right. Notwithstanding the generality of Section 6.3(a), in the event that the Company is not listed on an Approved Stock Exchange through a Qualified IPO within forty (40) months from the date hereof and any Existing Shareholder proposes to transfer its Equity Securities to any person or entity, then each of the Investors that has elected not to exercise the Right of First Refusal shall have the right, in priority to all of the Existing Shareholders, to sell all or part of the Equity Securities owned by such Investor to such prospective purchaser on such terms and conditions as agreed with such prospective purchaser (the “Prior Disposition Right”). In the Event that all or any of the Investors exercises its Prior effect more than three Registrations pursuant to this Section 9.2.

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9.3. Request for Registration on Form F-3 or S-3. If Holders who in the aggregate hold at least 15% of the Registrable Securities request that the Company file a Registration Statement on Form F-3 or S-3 (or any comparable form used in a jurisdiction other than the United States) for a public offering of Registrable Securities, where the aggregate price to the public, excluding Selling Expenses, is reasonably anticipated to be not less than US$5,000,000, and the Company is a registrant entitled to use Form F-3, S-3 or comparable form to Register the Registrable Securities for an offering, the Company shall, at its cost, use all reasonable efforts to cause those Registrable Securities to be Registered for the offering on that form and to cause those Registrable Securities to be qualified in jurisdictions as the Holder or Holders may reasonably request.

9.4 Registration of Other Securities in Demand Registration. Any Registration Statement filed pursuant to the request of the Initiating Holders under this Section 9 may, subject to Section 9.5, include securities of the Company other than the Registrable Securities.

9.5 Underwriting in Demand Registration.

(a) Notice of Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company in their request made pursuant to this Section 9, and the Company shall include that information in the written notice referred to in Section 9.2 or 9.3. In such a case, the right of any Holder to Registration pursuant to this Section 9 shall be conditioned upon that Holder’s agreement to participate in the underwriting and the inclusion of that Holder’s Registrable Securities in the underwriting.

(b) Inclusion of Other Holders in Demand Registration. If the Company, officers or directors of the Company holding Common Shares other than Registrable Securities, or holders of securities other than Registrable Securities, request inclusion in the Registration, the Initiating Holders, to the extent they deem desirable and consistent with the goals of the relevant Registration, may, in their sole discretion, on behalf of all Holders, offer to any or all of the Company, its officers or directors, and the holders of securities other than Registrable Securities that their securities be included in the underwriting and may condition that offer on the acceptance by the said persons of the terms of this Section 9. If, however, the number of shares so included exceeds the number of shares of Registrable Securities included by all Holders, the Registration shall be treated as governed by Section 10 rather than this Section 9, and it shall not count as a Registration for purposes of this Section 9.

(c) Selection of Underwriter in Demand Registration. The Company shall (together with all Holders proposing to distribute their securities through the underwriting) enter into an underwriting agreement with the representative of the underwriter or underwriters (the “Underwriter’s Representative”) selected for the underwriting by the Holders of a majority of the Registrable Securities to be Registered and agreed to by the Company.

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(d) Marketing Limitation in Demand Registration. In the event the Underwriter’s Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of Common Shares requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) limits the number of shares to be underwritten, the number of shares to be included in the Registration shall be allocated as follows: First, the securities held by officers and directors of the Company and the Existing Shareholders and other holders of securities other than Registrable Securities requested and otherwise entitled to be included in that Registration shall be excluded, pro rata, from the Registration and underwriting to the extent required by the limitation. If, after the exclusion, the remaining number of shares still exceeds the limitation, the number of shares to be included in the Registration and underwriting shall be allocated among all other Holders in proportion, as nearly as practicable, to the respective amounts of securities (including Registrable Securities) which the relevant Holders would otherwise be entitled to include in the Registration.

(e) Right of Withdrawal in Demand Registration. If any Holder of Registrable Securities or a holder of other securities entitled (upon request) to be included in that Registration disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the Underwriter’s Representative, and the Initiating Holders delivered at least three business days prior to the effective date of the Registration Statement. The securities held by so withdrawn person shall also be withdrawn from the Registration Statement. If securities are so withdrawn from the Registration, and if the number of securities to be included in such Registration was previously reduced as a result of marketing factors pursuant to Section 9.5(d), the Company shall offer by facsimile to all holders who, but for the limitation under Section 9.5(d), would have retained rights to include securities in the Registration the right to include additional securities in the Registration in an aggregate amount equal to the number so withdrawn, with such securities to be allocated among such holders requesting additional inclusion in proportion to the respective amounts of securities (including Registrable Securities) entitled to the inclusion in such Registration held by those holders at the time of filing of the Registration Statement.

9.6 Other Securities Laws in Demand Registration. In the event of any Registration pursuant to this Section 9, the Company shall exercise its best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any other jurisdictions as shall be reasonably appropriate for the distribution of the securities; provided, however, that: (a) the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction; and (b) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

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10. Piggyback Registration.

10.1 Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, if the Company decides to Register any of its Common Shares (either for its own account or the account of a security holder or other holders exercising their respective demand registration rights) on a form that would be suitable for a Registration involving solely Registrable Securities, the Company shall: (a) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify those securities under the applicable Blue Sky or other securities laws); and (b) include in that Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within 20 days after delivery of the written notice from the Company.

10.2 Underwriting in Piggyback Registration.

(a) Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise the Holders in the written notice given pursuant to Section 10.1. In this event, the right of any Holder to Registration shall be conditioned upon the underwriting and the inclusion of that Holder’s Registrable Securities in the underwriting, to the extent provided in this Section 10. All Holders proposing to distribute their securities through the underwriting shall (together with the Company and the other holders distributing their securities through the underwriting) enter into an underwriting agreement with the Underwriter’s Representative for that offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 10.

(b) Marketing Limitation in Piggyback Registration. In the event the Underwriter’s Representative advises the Holders seeking Registration of Registrable Securities pursuant to this Section 10 in writing that market factors (including, without limitation, the aggregate number of Common Shares requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) limits the number of shares to be underwritten, the Underwriter’s Representative (subject to the allocation priority set forth in Section 10.2(c)) may:

(i) in the case of the Company’s initial Registered public offering, exclude some or all Registrable Securities from the Registration and underwriting; and

(ii) in the case of any Registered public offering subsequent to the initial public offering, exclude some or all Registrable Securities held by the Existing Shareholders from Registration and underwriting and limit the number of shares of Registrable Securities to be included in the Registration and underwriting, to not less than 25% of the securities included in the Registration.

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(c) Allocation of Shares in Piggyback Registration. In the event that the Underwriter’s Representative limits the number of shares to be included in a Registration pursuant to Section 10.2(b), the number of shares to be included in the Registration shall be allocated (subject to Section 10.2(b)) as set forth in this Section 10.2(c). The Registrable Securities held by officers and directors of the Company and the Existing Shareholders shall be first excluded, pro rata, from the Registration and underwriting to the extent required by the limitation. If the remaining number of shares to be included in the Registration needs to be further limited after this exclusion, the number of shares to be included in the Registration and underwriting shall be allocated among all other Holders and other holders of securities (other than Registrable Securities) requesting and legally entitled to include securities in that Registration in proportion, as nearly as practicable, to the respective amounts of securities (including Registrable Securities) which the relevant Holders and the other holders would otherwise be entitled to include in the Registration. For any Registration subsequent to an initial public offering, the number of Registrable Securities that may be included in the Registration and underwriting under Section 10.2(c) shall not be reduced to less than 25% of the aggregate securities included in the Registration without the prior consent of at least a majority of the Holders who have requested their shares to be included in the Registration and underwriting. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 10.2(c) shall be included in the Registration Statement.

(d) Withdrawal from Piggyback Registration. If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative delivered at least three days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

11. Expenses of Registration. All Registration Expenses incurred in connection with any Registrations pursuant to Sections 9.2, 9.3 and 10 (or its equivalent if the listing occurs outside the U.S.) shall be borne by the Company (excluding underwriting discounts and commission), and the Company shall bear the reasonable fees of a single counsel of the selling Holders in the Registration. All Registration Expenses incurred in connection with any other Registration, qualification, or compliance shall be apportioned among the Holders and other holders, including the Company, of the securities so Registered on the basis of the number of shares Registered.

12. Termination of Registration Rights. The rights to cause the Company to Register securities granted under Sections 9 and 10 and to receive notices pursuant to Section 10 shall terminate, with respect to each Holder, on the date seven (7) years after the Closing.

13. Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission (or comparable regulatory agency for a Registration in a jurisdiction other than the United States) a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to 120 days;

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(b) Prepare and file with the Commission (or comparable regulatory agency for a Registration in a jurisdiction other than the United States), amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act (or other applicable law in a jurisdiction other than the United States) with respect to the disposition of all securities covered by the Registration Statement;

(c) Furnish to the Holders certain number of copies of a prospectus, including a preliminary prospectus, required by the Securities Act (or other applicable law in a jurisdiction other than the United States), and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities or Blue Sky laws of any other jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such states or jurisdictions, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, those expenses shall be payable pro rata by selling shareholders;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering. Each Holder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

(h) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, and (ii) a letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

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(i) Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are then traded.

14. Information Furnished by Holder. It shall be a condition precedent of the Company’s obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company information regarding the Holder and the distribution proposed by the Holder as the Company may reasonably request.

15. Additional Registration Rights. The Company covenants and agrees that, without the prior written consent of the Holders of more than fifty percent (50%) of the Series A Preferred Shares then outstanding (or the Common Shares issued upon conversion of the Series A Preferred Shares), it shall not grant, or cause or permit to be created, for the benefit of any person or entity, any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 or S-3 registration rights described in this Agreement, or otherwise) relating to any other voting securities of the Company, other than rights that are subordinate to the rights granted to the Holders of the Registrable Securities as to cutbacks.

16. Indemnification for Registration Rights

16.1 Company’s Indemnification. To the extent permitted by law and subject to Section 20, the Company shall indemnify each Holder, each of its officers, directors, and constituent partners, legal counsel and accountants for the Holders, and each person controlling that Holder, with respect to which Registration, qualification, or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages, liabilities, or actions in respect thereof (collectively, “Damages”) to the extent the Damages arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any Registration, qualification, or compliance, any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act, applicable Blue Sky laws, or other applicable laws in the jurisdiction other than the United States in which the Registration occurred, applicable to the Company and relating to action or inaction required of the Company in connection with such Registration, qualification, or compliance, and the Company shall reimburse each Holder, each underwriter, and each person who controls any Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending against any such Damages; provided, however, that the indemnity contained in this Section 16.1 shall not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any case to the extent that any Damages arise out of or are based upon any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder, underwriter, or controlling person and stated to be for use in connection with the offering of securities of the Company.

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16.2 Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 16 of notice of the commencement of any action, the indemnified party shall, if a claim is to be made against the Company, notify the Company in writing, of the commencement thereof and generally summarize the action. The Company shall have the right to participate in and to assume the defense of that claim; provided, however, that the Company shall be entitled to select counsel for the defense of the claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided, further, that if either the Company or indemnified party reasonably determines that there may be a conflict between the position of the Company and the indemnified party in conducting the defense of the action, suit, or proceeding, then the indemnified party shall be entitled to appoint its own counsel (at the expense of the indemnified party) and shall be entitled to conduct the defense to the extent reasonably determined by the counsel to be necessary to protect the interests of that party.

16.3 Contribution. If the indemnification provided for in this Section 16 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages, then the Company, in lieu of indemnifying the indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of those Damages in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in Damages as well as any other relevant equitable considerations. The relative fault of the Company and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the statement or omission.

16.4 Conflicts. Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

16.5 Survival of Obligations. The obligations of the Company under this Section 16 shall survive the completion of any offering of Registrable Securities, in a Registration Statement under this Agreement or otherwise.

17. Reports Under the Exchange Act. With a view to making available to Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or S-3, the Company agrees to:

(a) Use its reasonable efforts to make and keep current public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the public;

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(b) Take all reasonable action, including the voluntary Registration of its Common Shares under Section 12 of the Exchange Act, necessary to enable the Company and the Holders to utilize Form F-3 or S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first Registration Statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) Use its reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act and rules and regulations adopted by the Commission;

(d) Use its reasonable efforts to furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first Registration Statement filed by the Company) or of the Securities Act and the Exchange Act (at any time after it has become subject to those reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and any other reports and documents filed by the Company; and (iii) any other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any securities without Registration or pursuant to that form and the Company hereby agrees to take such further action as any Holder may reasonably request, to enable such Holder to sell Registrable Securities without registering under the Securities Act, within the limitations of exemptions, provided by (a) Rule 144 under the Securities Act as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission; and

(e) Use its reasonable efforts for a Registration in a jurisdiction other than the United States to take actions similar to those set forth in paragraphs (a), (b), (c) and (d) of this Section 17 with a view to making available to Holders the benefits of the corresponding provision or provisions of that jurisdiction’s securities laws.

18. Transfer of Rights and Assumption of Obligations. In the event that any of the Investors Transfers any of its Series A Preferred Shares to any person (and its subsequent transferee), such transferee person (and its subsequent transferee) shall become a party to this Agreement and shall have the rights and obligations of the Investors under this Agreement. Notwithstanding that any of the Existing Shareholders Transfers any of its Equity Securities to any person pursuant to this Agreement, such Existing Shareholders shall continue to be bound by the terms and conditions of this Agreement, unless all of its Equity Securities are transferred to such transferee person and such transferee agrees to assume all of the rights and obligations of such Existing Shareholders under this Agreement.

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19. Legend; Stop Transfer Instructions.

19.1 Legend. Each certificate representing shares of securities now or hereafter owned by any of the Shareholders or transferee shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT DATED MARCH 7, 2003, BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE REPRESENTATIVE DIRECTOR OF THE COMPANY.”

19.2 Stop Transfer Instructions. The Shareholders agree that the Company may instruct, to the extent permitted under applicable law, its transfer agent, if applicable, to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 19.1 to enforce the provisions of this Agreement, and the Company agrees promptly to do so. The legend shall be removed immediately before making an application for a Qualified IPO.

20. General Indemnification

20.1 Scope of Indemnity. For all indemnity matters not relating to Registration as set forth in Section 16, this Section 20 shall apply among the parties. The Company and the Existing Shareholders (the “Indemnifying Party”) shall jointly and severally indemnify and hold the Investors (the “Indemnified Party”) harmless from and against any and all losses, liabilities, claims, disputes, proceedings, demands, judgments, settlements, costs and expenses of any nature whatsoever (including fees and disbursements of attorneys, accountants, and other professional advisors relating to the investigation, prosecution, negotiation, defense, settlement or appeal) (collectively, a “Loss”) resulting from or arising out of: (a) any material breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any schedule, exhibit, certificate, document, or other item delivered to the Indemnified Party or its representatives in connection with this Agreement; or (b) the nonperformance, partial or total, of any covenant of the Indemnifying Party contained in this Agreement. The Existing Shareholders hereby waive the right to seek contribution payment against the Company in the event that the Investors seek payment against the Existing Shareholders for the Loss. It is expressly understood and agreed that any diminution in the value of the business of the Company by reason of any of the matters set forth in this Section 20.1 shall be deemed a “Loss” to the Indemnified Party, in proportion to its shareholding ratio, for purposes of this indemnity.

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20.2 Notice of Claims; Procedures. If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, the claim shall be in writing and shall state in general terms the facts upon which the Indemnified Party makes the claim. In the event of any claim or demand asserted against the Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within fifteen (15) days after receipt of notice from the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. Notwithstanding this assumption, the Indemnified Party shall have the right to participate in the defense, by written notice given to the Indemnifying Party within fifteen (15) days from the date of the Indemnifying Party’s notice at the expense of the Indemnifying Party. If there is a conflict of interest between the Indemnified Party and the Indemnifying Party or different defenses are available to the Indemnified Party, the cost of participation (including attorneys fees for counsel selected by the Indemnified Party) shall not be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense and the Indemnified Party does not participate, the Indemnifying Party shall have the right to fully control and settle the proceeding. If the Indemnified Party elects to participate in the defense, the Parties shall cooperate in the defense of the proceeding, and the Indemnified Party shall not settle the proceeding without the consent of the Indemnifying Party. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to do so (at the expense of the Indemnifying Party), and may settle the proceeding only with the consent of the Indemnifying Party.

21. Conflicts

21:1 With the Articles of Incorporation. In the event of conflict, dispute, or discrepancy between this Agreement and the Articles of Incorporation, as between the parties, the terms and conditions of this Agreement shall prevail and the parties shall undertake necessary steps to reflect the terms and conditions of this Agreement in the then effective Articles of Incorporation.

21.2 With Other Operative Documents. Any conflict, dispute, or discrepancy between this Agreement and other operative documents that bind any of the parties to this Agreement, such as the Series A Subscription Agreement, shall be resolved in favor of this Agreement.

21.3 With Other Subscription Agreements. In the event of conflict, dispute, or discrepancy between this Agreement and any share subscription agreement and/or shareholders agreement by which the Company and/or any of the Existing Shareholders are bound (other than the Series A Subscription Agreement), the terms and conditions of this Agreement shall prevail and the Company and the Existing Shareholders hereby confirm that all such previous subscription agreements and/or the shareholders agreement have been or will be terminated as of the Closing Date.

22. Miscellaneous.

22.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Korea, without application of its conflicts of law provision.

22.2 Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of the parties, then each party shall nominate one senior officer of the rank of Vice President or higher as its representative. For purposes of this Section 22.2, the Company and the Existing Shareholders shall be deemed to be one party. The representative of the Company/the Existing Shareholders and the representative(s) of the Shareholders shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party may begin arbitration proceedings pursuant to this Section 22.2. This procedure shall be a prerequisite before taking any additional action hereunder.

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22.3 Arbitration. Arbitration under this Section 22.3 shall be conducted in Hong Kong in the English language, under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) by one arbitrator (“Arbitrator”) pursuant to the rules of the United Nations Commission on International Trade Law (“UNCITRAL”), save that, unless the Parties in dispute agree otherwise: (a) the Arbitrator shall be appointed by the HKIAC; and (b) the Parties agree to waive any right of appeal against the arbitration award. To the extent that the rules of the UNCITRAL are in conflict with the provisions of this Section 22.3, including the provisions concerning the appointment of the Arbitrator, the provisions of this Section 22.3 shall prevail. The Arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Korea and shall not apply any other substantive law. The award of the arbitral tribunal shall be final and binding upon the disputing parties, and a prevailing party may apply to any court of competent jurisdiction for enforcement, of such award.

22.4 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

22.5 Headings, The headings of the Sections of this Agreement are for convenience only and shall not limit or affect the interpretation of this Agreement.

22.6 Notices. Any notice required or permitted by this Agreement shall be given in writing and shall be deemed given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, or 15 days after deposit in the official mails of the jurisdiction of mailing, by registered or certified mail, postage prepaid, addressed, or on the date of receipt if sent by electronic mail (if the confirmation of receipt has been sent by the recipient): (a) if to the Company or the Existing Shareholders, to the address on Exhibit A to this Agreement; (b) if to an Investor, to the Investor’s address (and any additional addresses), email address and fax number as set forth on Exhibit B to this Agreement; or (c) at such, other address as the Company, the Existing Shareholders or that Investor may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section 22.6.

22.7 Amendments. Any provision of this Agreement may be amended only by a written instrument signed by the Company, the Existing Shareholders and the Investors.

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22.8 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

22.9 Termination. This Agreement shall terminate upon the completion of a Qualified IPO, except for provisions that, by their nature, are intended to survive the termination, including, without limitation, rights of Holders in relation to the Registration (Sections 9 through 15, and 17) and the indemnification (Sections 16 and 20).

22.10 Entire Agreement; Successors and Assigns. This Agreement constitutes the entire contract among the Company, the Existing Shareholders and the Investors relative to the subject matter of this Agreement. Any previous agreement between the Company, the Existing Shareholders and/or any Investor concerning the subject matter of this Agreement is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successor, and assigns of the parties.

22.11 Effectiveness of this Agreement. Upon the Closing Date (as defined in the Series A Subscription Agreement), this Agreement shall become effective.

22.12 Most Favored Term. In the event that any of the Company’s existing or future equity shareholders are entitled to any rights, privileges or protections on terms more favorable than those herein afforded to the Shareholders, the Shareholders shall be entitled to the benefits of such more favorable terms and the parties hereto shall undertake to amend this Agreement to reflect the same.

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.

PixelPlus Co. Limited

By:	/s/ Seo-Kyu Lee
	Name:	Seo-Kyu Lee
	Title:	CEO

/s/ Seo Kyu Lee	/s/ Euy Heon Baek
Seo Kyu Lee	Euy Heon Baek

/s/ Harold Lee	/s/ Sung-Su Lee
Harold Lee	Sung-Su Lee

/s/ Hang-Ku Kim	/s/ Dae-Sung Min
Hang-Ku Kim	Dae-Sung Min

/s/ Yong-Duck Seo	/s/ Jung-Soon Shin
Yong-Duck Seo	Jung-Soon Shin

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

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/s/ Hyeon Suk Kim	/s/ Kun Ok Kim
Hyeon Suk Kim	Kun Ok Kim

/s/ Yong Kwan Kim	/s/ Eu Sik Yoon
Yong Kwan Kim	Eu Sik Yoon

/s/ O Hyeon Kim	/s/ Kyung Kuk Kwon
O Hyeon Kim	Kyung Kuk Kwon

/s/ Kwang Jun Yoon	/s/ Korea Corporate Finance Consulting Co., Ltd.
Kwang Jun Yoon	Korea Corporate Finance Consulting Co., Ltd.

/s/ Postech Venture Capital Corp.	/s/ Postech Venture Capital Corp. Venture Fund #2
Postech Venture Capital Corp.	Postech Venture Capital Corp.
Venture Fund #2

/s/ Bokwang Investment Corp.	/s/ Yonhap Capital Co., Ltd.
Bokwang Investment Corp.	Yonhap Capital Co., Ltd.

/s/ Dasan Venture Inc.	/s/ Kyunggi Small Business Center
Dasan Venture Inc.	Kyunggi Small Business Center

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

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JAFCO Asia Technology Fund

By:	/s/ Tetsuro Higuchi
	Name:	Tetsuro Higuchi
	Title:	Attorney

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

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Information and Telecommunication Investment MIC 2001-4 TG Ventures Partnership

By:	/s/ Tae Fa, Hong
	Name:	Tae Fa, Hong
	Title:	Director/ TG Ventures

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]